UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

TEARLAB CORPORATION

(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE

(Title of Class of Securities)

67461T206

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67461T206	13G	Page 2 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TLC HOLDINGS LLC (SERIES I)
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67461T206	13G	Page 3 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67461T206	13G	Page 4 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67461T206	13G	Page 5 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CB PARALLEL FUND VII, LIMITED PARTNERSHIP
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67461T206	13G	Page 6 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CB OFFSHORE EQUITY FUND VII, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67461T206	13G	Page 7 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CHARLESBANK EQUITY FUND VII GP, LIMITED PARTNERSHIP
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67461T206	13G	Page 8 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CHARLESBANK CAPITAL PARTNERS, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67461T206	13G	Page 9 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) H.I.G. BAYSIDE II AIV, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67461T206	13G	Page 10 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) H.I.G. BAYSIDE ADVISORS II, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67461T206	13G	Page 11 of 23

(1)	NAMES OF REPORTING PERSONS I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) H.I.G. GPII, INC.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) SOLE VOTING POWER 430,614
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 430,614
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,614
(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 67461T206	13G	Page 12 of 23

Item 1 (a).	Name of Issuer:

TearLab Corporation (the “Issuer”)

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

11025 Roselle Street, Suite 100, San Diego, CA 92121

Item 2 (a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by TLC Holdings LLC (Series 1) (“TLC Holdings”):

(i)	Charlesbank Equity Fund VII GP, Limited Partnership, a Massachusetts limited partnership (“CB Management”) and general partner to each of the CB Funds;

(ii)	Charlesbank Capital Partners, LLC, a Massachusetts limited liability company (“CB GP”) and the general partner of CB Management;

(iii)	H.I.G. Bayside Advisors II, LLC, a Delaware limited liability company (“HIG Management”) and general partner to HIG AIV;

(iv)	H.I.G. GPII, Inc., a Delaware corporation (“HIG GP”) and managing member of HIG Management;

(v)	TLC Holdings, a Delaware limited liability company;

(vi)	Charlesbank Equity Fund VII, Limited Partnership (“CB VII”), a Massachusetts limited partnership;

(vi)	CB Offshore Equity Fund VII, LP (“CB Offshore”), a Cayman Islands exempt limited partnership;

(vi)	CB Parallel Fund VII, Limited Partnership (“CB Parallel”), a Massachusetts limited partnership;

(vii)	Charlesbank Equity Coinvestment Fund VII, Limited Partnership, a Massachusetts limited partnership (“CB Coinvestment” and, together with CB VII, CB Offshore and CB Parallel, the “CB Funds”); and

(viii)	HIG Bayside II AIV, L.P., a Delaware limited partnership (“HIG AIV” and, together with the CB Funds, the “Funds”).

CB Management, CB GP, HIG Management, HIG GP, TLC Holdings, CB VII, CB Offshore, CB Parallel, CB Coinvestment and HIG AIV are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

CUSIP No. 67461T206	13G	Page 13 of 23

Item 2 (b).	Address of Principal Business Office or, if None, Residence:

Address for TLC Holdings:

TLC Holdings LLC

16305 Swingley Ridge Road, Suite 300

Chesterfield, Missouri 63017

Address for CB Management, CB GP, CB VII, CB Offshore, CB Parallel and CB Coinvestment:

c/o Charlesbank Capital Partners LLC

John Hancock Tower

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Address for HIG Management, HIG GP and HIG AIV:

c/o H.I.G. Capital, LLC

600 Fifth Avenue

24th Floor

New York, NY 10020

Item 2 (c).	Citizenship:

CB Management – Massachusetts

CB GP – Massachusetts

HIG Management – Delaware

HIG GP – Delaware

TLC Holdings – Delaware

CB VII – Massachusetts

CB Offshore – Cayman Islands

CB Parallel – Massachusetts

CB Coinvestment – Massachusetts

HIG AIV – Delaware

Item 2 (d).	Title of Class of Securities:

Common Stock, $0.001 par value

Item 2 (e).	CUSIP Number:

67461T206

Item 3.	Not applicable.

CUSIP No. 67461T206	13G	Page 14 of 23

Item 4.	Ownership.

For CB Management, CB GP, CB VII, CB Offshore, CB Parallel and CB Coinvestment:

(a)	Amount beneficially owned: 430,614 shares of Common Stock

(b)	Percent of class: 2.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 430,614

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 430,614

(iv)	Shared power to dispose or to direct the disposition of: 0

For HIG Management, HIG GP and HIG AIV:

(a)	Amount beneficially owned: 430,614 shares of Common Stock

(b)	Percent of class: 2.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 430,614

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 430,614

(iv)	Shared power to dispose or to direct the disposition of: 0

For TLC Holdings:

(a)	Amount beneficially owned: 430,614 shares of Common Stock

(b)	Percent of class: 2.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 430,614

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 430,614

(iv)	Shared power to dispose or to direct the disposition of: 0

CUSIP No. 67461T206	13G	Page 15 of 23

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The shares of Common Stock are beneficially owned by the Reporting Persons and they have the power to direct the dividends from or the proceeds of the sale of the shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2 attached hereto.

Each Reporting Person disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other Reporting Persons.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 67461T206	13G	Page 16 of 23

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 23, 2011

TLC HOLDINGS LLC (Series 1)

By:	/s/ James B. Tiffany
Name: Title:	James B. Tiffany Manager

CHARLESBANK EQUITY FUND VII GP, LIMITED PARTNERSHIP By: Charlesbank Capital Partners LLC Its: Advisor

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CHARLESBANK CAPITAL PARTNERS LLC

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP By: Charlesbank Equity Fund VII GP, Limited Partnership Its: General Partner By: Charlesbank Capital Partners LLC Its: Advisor

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP By: Charlesbank Equity Fund VII GP, Limited Partnership, its general partner By: Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CUSIP No. 67461T206	13G	Page 17 of 23

CB PARALLEL FUND VII, LIMITED PARTNERSHIP By: Charlesbank Equity Fund VII GP, Limited Partnership, its general partner By: Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CB OFFSHORE EQUITY FUND VII GP, LLC

By: CB Offshore Equity Fund VII GP, LLC

By: Charlesbank Equity Fund VII GP, Limited Partnership, its sole member

By: Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CUSIP No. 67461T206	13G	Page 18 of 23

H.I.G. BAYSIDE II AIV, L.P. By: H.I.G. Bayside Advisors II, LLC Its: General Partner By: H.I.G.- GPII, Inc. Its: Manager

By:	/s/ Richard Siegel
Name: Title:	Richard Siegel Authorized Signatory

H.I.G. BAYSIDE ADVISORS II, LLC By: H.I.G.- GPII, Inc. Its: Manager

By:	/s/ Richard Siegel
Name: Title:	Richard Siegel Authorized Signatory

H.I.G.- GPII, Inc.

By:	/s/ Richard Siegel
Name: Title:	Richard Siegel Authorized Signatory

CUSIP No. 67461T206	13G	Page 19 of 23

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of Group

CUSIP No. 67461T206	13G	Page 20 of 23

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe such information is inaccurate.

Date: February 23, 2011

TLC HOLDINGS LLC (Series 1)

By:	/s/ James B. Tiffany
Name: Title:	James B. Tiffany Manager

CHARLESBANK EQUITY FUND VII GP, LIMITED PARTNERSHIP By: Charlesbank Capital Partners LLC Its: Advisor

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CHARLESBANK CAPITAL PARTNERS LLC

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP By: Charlesbank Equity Fund VII GP, Limited Partnership Its: General Partner By: Charlesbank Capital Partners LLC Its: Advisor

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CUSIP No. 67461T206	13G	Page 21 of 23

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP By: Charlesbank Equity Fund VII GP, Limited Partnership, its general partner By: Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CB PARALLEL FUND VII, LIMITED PARTNERSHIP By: Charlesbank Equity Fund VII GP, Limited Partnership, its general partner By: Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CB OFFSHORE EQUITY FUND VII L.P.

By: CB Offshore Equity Fund VII GP, LLC

By: Charlesbank Equity Fund VII GP, Limited Partnership, its sole member

By: Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami Nason
Name: Title:	Tami Nason Authorized Signatory

CUSIP No. 67461T206	13G	Page 22 of 23

H.I.G. BAYSIDE II AIV, L.P. By: H.I.G. Bayside Advisors II, LLC Its: General Partner By: H.I.G.- GPII, Inc. Its: Manager

By:	/s/ Richard Siegel
Name: Title:	Richard Siegel Authorized Signatory

H.I.G. BAYSIDE ADVISORS II, LLC By: H.I.G.- GPII, Inc. Its: Manager

By:	/s/ Richard Siegel
Name: Title:	Richard Siegel Authorized Signatory

H.I.G.- GPII, Inc.

By:	/s/ Richard Siegel
Name: Title:	Richard Siegel Authorized Signatory

CUSIP No. 67461T206	13G	Page 23 of 23

Exhibit 2

Members of Group

Charlesbank Equity Fund VII GP

Charlesbank Capital Partners, LLC

H.I.G. Bayside Advisors II, LLC

H.I.G. GPII, Inc.

TLC Holdings LLC (Series 1)

Charlesbank Equity Fund VII, Limited Partnership

CB Offshore Equity Fund VII, LP

CB Parallel Fund VII, Limited Partnership

Charlesbank Equity Coinvestment Fund VII

HIG Bayside II AIV, L.P.